Exhibit 10.2
Debt Conversion Agreement - S-8 Stock

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (the “Agreement”) is made this 6th day of April, 2006, by and between the individuals set forth in Exhibit A attached hereto (individually the “Holder”, collectively the “Holders”) and APO Health, Inc., a Nevada corporation having its principle offices located at 3590 Oceanside Road, Oceanside, New York 11575 (the “Company”).

B A C K G R O U N D:

WHEREAS, the Holder has provided services to the Company and the Company is indebted to the Holder for said services in the amount set forth in Exhibit A attached hereto (“Debt”);

WHEREAS the Company has requested that the Holder convert their Debt into shares of common stock (“Common Stock”) of the Company as set forth herein; and

WHEREAS, the Holder and the Company desire to set forth in this Agreement all of the terms and provisions that shall govern their understanding and commitments to consummate the conversion transaction.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter set forth, the parties hereby agree as follows:

1. Acknowledgment of Debt. The Company and Holder acknowledge that the Company is indebted to Holder in the amount set forth in Exhibit A attached hereto (the “Debt”).

2. Agreement to Convert. Holder hereby agrees to convert the Debt into shares of the Company's Common Stock at the conversion rate of one (1) share of Common Stock for every $0.004 dollars of Debt (with any fractional amount rounded to the nearest whole, and; the Company hereby agrees to issue the shares of its Common Stock to the Holder to convert the Debt into that number of shares of its Common Stock as set forth in Exhibit A attached hereto. The Company hereby further agrees to issue a certificate representing the shares of its Common Stock in the name of Holder as soon as practicable following the execution and delivery of this Agreement.

3. S-8 Registration of shares of Common Stock. The Company hereby agrees to register the shares of Common Stock by filing a Form S-8 Registration Statement covering the shares of Common Stock on the date of this Agreement. The Holder shall take any action reasonably requested by the Company in connection with registration or qualification of the shares of Common Stock under federal or state securities laws.

4. Issuance Representation. The Company hereby represents: that the shares of Common Stock have been duly created and authorized by the Company's Board of Directors in compliance with the General Corporation Law of the State of Nevada; and; that when issued, the shares of Common Stock shall be validly issued, fully paid and non-assessable.

5. Entire Agreement; Governing Law. This Agreement represents the complete understanding between Holder and the Company with respect to the subject matter identified herein and supersedes any and all previous contracts, agreements or understandings between the parties, whether oral or written, and; the parties agree that this Agreement shall be governed by the laws of the State of Nevada.

6. Legal Representation. Each of the Company and Holder has relied upon the legal advice of their own counsel in the review, preparation, execution and delivery of this Agreement and each shall bear their own costs and expenses in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

APO Health, Inc.		Holder

By:	Dr. Jan Stahl	/s/ Allan Pullin
	Dr. Jan Stahl	Allan Pullin
CEO